SCHEDULE 14A
                                (RULE 14a-101)
                   INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14A INFORMATION

               PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO. )

Filed by the registrant [X]

Filed by a party other than the registrant [ ]

Check the appropriate box:
[ ] Preliminary proxy statement
[X] Definitive proxy statement
[ ] Definitive additional materials
[ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                                 GRIST MILL CO.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)



--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ] No fee required

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:
     (2)  Aggregate number of securities to which transactions applies:
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11. (Set forth the amount on which the filing fee is calculated and state how it was determined.)
     (4)  Proposed maximum aggregate value of transaction:
     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount previously paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing party:

     (4)  Date filed:

                                                              September 15, 1997



Dear Stockholder,

         You are cordially invited to attend the 1997 Annual Meeting of Stockholders of Grist Mill Co. The meeting will be held on Wednesday, October 29, 1997, at 2:00 p.m. local time, at the Holiday Inn Burnsville, 14201 Nicollet Avenue South, Burnsville, Minnesota 55337.

         The enclosed Proxy Statement, proxy form and Notice of Annual Meeting contain important information about the matters to be acted upon at the meeting. A copy of the 1997 Grist Mill Co. Annual Report is also enclosed.

         We encourage you to carefully review all of the enclosed materials. Whether or not you plan to attend the Annual Meeting, we urge you to promptly complete, date and sign the enclosed proxy card and return it in the enclosed envelope in order to make certain that your shares will be represented. If, after submitting the enclosed proxy, you find that you are able to attend the meeting, you will still be entitled to vote your shares in person.

                                           Sincerely,



                                           Glen S. Bolander
                                           Chief Executive Officer and President

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                OF GRIST MILL CO.

                    TO BE HELD ON WEDNESDAY, OCTOBER 29, 1997


To the Stockholders:

         Notice is hereby given that the Annual Meeting of Stockholders of Grist Mill Co., a Delaware corporation (the "Company"), will be held on Wednesday, October 29, 1997 at 2:00 p.m. local time at the Holiday Inn Burnsville, 14201 Nicollet Avenue South, Burnsville, Minnesota 55337, for the purpose of considering and taking action upon the following:

         1. The election of four (4) directors to the Company's Board of Directors to hold office until the next Annual Meeting of Stockholders or until their successors are elected and qualified.

         2. Such other matters as may properly come before the meeting and any adjournments thereof.

         The Board of Directors has fixed the close of business on September 2, 1997 as the Record Date for the Annual Meeting; only holders of record of the Common Stock of the Company on that date will receive notice and be entitled to vote at the meeting and at any adjournments thereof.

                                     By order of the Board of Directors,

                                     Daniel J. Kinsella
                                     Secretary

September 15, 1997

                                 PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS

                    TO BE HELD ON WEDNESDAY, OCTOBER 29, 1997

         This Proxy Statement is being mailed to stockholders on or about September 15, 1997 in connection with the solicitation of proxies by the Board of Directors of Grist Mill Co. (hereinafter referred to as the "Company") for use at the Annual Meeting of Stockholders of the Company to be held on Wednesday, October 29, 1997, at the Holiday Inn Burnsville, 14201 Nicollet Avenue South, Burnsville, Minnesota 55337, and any adjournments thereof. The 1997 Annual Report to Shareholders of Grist Mill Co. is being furnished to each stockholder along with this Proxy Statement.


                             SOLICITATION OF PROXIES

         Accompanying this Proxy Statement are the Board of Directors' proxies for the Annual Meeting. The proxies enable stockholders to vote on all matters which are scheduled to come before the meeting. All shares of Common Stock represented by each properly executed and returned proxy form will be voted by the persons named therein as proxies in accordance with each stockholder's directions.

         IF NO CONTRARY SPECIFICATION IS MADE, ALL VALID PROXIES WILL BE VOTED
(i) IN FAVOR OF ALL NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS AND (ii) IN THE DISCRETION OF THE BOARD OF DIRECTORS WITH RESPECT TO ANY OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE MEETING.

         Any stockholder who executes and returns the enclosed proxy form has the right to revoke it by giving written notice to the Secretary of the Company any time before such proxies are voted. Any stockholder in attendance at the meeting may vote at the meeting, thereby canceling any proxy previously submitted by such stockholder. Proxies may be revoked at any time prior to the voting thereof by giving notice in writing to the Secretary of the Company, by granting a proxy bearing a later date or by voting in person at the meeting.

         The Company will bear the costs of this solicitation, which may include the reimbursement of transfer agents, brokerage firms and others for expenses incurred in forwarding proxy materials to and soliciting executed proxies from certain beneficial owners of the Company's Common Stock.

         Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspectors of election appointed for the meeting, and such inspectors will determine whether or not a quorum is present. The inspectors of election will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted to the stockholders for a vote. All matters presented to the stockholders require a vote greater than 50% of those shares voted at the meeting. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

         As a matter of policy, proxies, ballots and voting tabulations that identify individual stockholders are treated as confidential material by the Company, subject to the following limitations: (i) such documents are available for examination by the inspectors of election and certain personnel associated with processing proxies or ballots and tabulating the vote and (ii) the vote of any stockholder is not disclosed except as may be necessary to meet legal requirements.


                                  VOTING RIGHTS

         Each stockholder is entitled to one (1) vote for each share of Common Stock of the Company owned of record at the close of business on September 2, 1997 (the "Record Date"). As of the Record Date, there were issued and outstanding 6,733,650 shares of Common Stock of the Company. A majority of the outstanding shares of the Company's Common Stock, represented in person or by proxy, shall constitute a quorum at the meeting. The affirmative vote of a majority of the shares represented in person or by proxy will be required to elect directors and to decide any other matters properly brought before the meeting. There is no provision for cumulative voting.


                     MATTERS TO BE ACTED UPON AT THE MEETING

         The proposals to be acted upon at the Annual Meeting are as follows:

         1. The election of four (4) directors of the Company's Board of Directors.

         2. Such other matters as may properly come before the meeting and any adjournments thereof.


                                     ITEM 1

                              ELECTION OF DIRECTORS

         At the Annual Meeting of Stockholders on October 29, 1997, four (4) individuals will be elected to serve on the Board of Directors until the Annual Meeting of Stockholders in 1998 or until their successors are duly elected and qualified.

         The proxy form provides instructions for voting for all director nominees or for withholding authority to vote for one or more director nominees. Unless instructed to the contrary, the persons named as proxies on the enclosed proxy forms will vote FOR all of the nominees listed below. In the event, however, that any nominee should be unable or, for good cause, unwilling to serve, the persons named as proxies will have the authority to vote in their discretion for a substitute nominee. As of the date of this Proxy Statement, the Board of Directors fully anticipates that all nominees will be willing and able to serve as directors.

         Each of Ronald K. Zuckerman, Glen S. Bolander, Charles H. Perlman and Roger L. Weston are current directors elected by the stockholders at the last Annual Meeting. If elected at the 1997 Annual Meeting, the nominees will serve until the 1998 Annual Meeting or until their successors are duly elected and qualified. The directors of the Company are not paid any cash fees for performing their duties as directors or serving on committees of the Board of Directors; however, directors are eligible to receive options to purchase the Company's Common Stock.

         The nominees for director for a term to expire in 1998 are:

         Name                     Age      Title
         ----                     ---      -----

         Ronald K. Zuckerman      55       Chairman of the Board, Director

         Glen S. Bolander         51       President, Chief Executive Officer,
                                           Director

         Charles H. Perlman       52       Director

         Roger L. Weston          54       Director

         Ronald K. Zuckerman, Chairman of the Board, also served as Chief Financial Officer until 1992 and Chief Executive Officer until October 1993. He has been a director and officer of the Company since 1975. From 1973 to 1981, Mr. Zuckerman also worked as an independent management consultant.

         Glen S. Bolander, President and Chief Executive Officer, has been a director of the Company since 1986 and an officer of the Company since 1982. Mr. Bolander joined the Company in 1982 as Vice President, Industrial Sales, and later served as Executive Vice President. Mr. Bolander is associated with the National Institute of Food Technologists.

         Charles H. Perlman has been a director of the Company since 1983. Mr. Perlman is a partner in the law firm of Barack Ferrazzano Kirschbaum Perlman & Nagelberg, specializing in corporate and securities law.

         Roger L. Weston has been a director of the Company since 1984 and is currently Chairman of the Board, President and Chief Executive Officer of GreatBanc, Inc., an Illinois multibank holding company. Mr. Weston invests in and is on the board of directors of numerous public and private companies.


                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

         The following persons were known to the Company, as of September 2, 1997, to be the beneficial owners of more than 5% of the Company's outstanding Common Stock (the only class of outstanding equity securities of the Company):

         Name and Address                    Number of Shares                Percent of Shares
         of Beneficial Owner                 Beneficially Owned(1)(2)        Beneficially Owned
         -------------------                 ------------------------        ------------------
         Glen S. Bolander                          672,868(3)                        9.57%
         21340 Hayes Avenue
         Lakeville, MN 55044

         Dimensional Fund Advisors Inc.            379,250(4)                        5.63%
         1299 Ocean Avenue, 11th Floor
         Santa Monica, CA  90401

         Heartland Advisors, Inc.                  350,000(5)                        5.20%
         790 North Milwaukee Street
         Milwaukee, WI  53202


(1) All shares are subject to the named person's sole voting and investment power, except as set forth in the footnotes below.

(2) Includes all stock options held by the named persons provided such options are currently vested or will vest within sixty (60) days.

(3) Includes 353,899 shares owned directly by Mr. Bolander, of which 45,000 shares are owned by Mr. Bolander as a tenant in common with his spouse with whom Mr. Bolander shares voting and investment power. Includes 23,969 shares owned by the Grist Mill Co. Employees Retirement Savings Plan and Trust for the benefit of Mr. Bolander. Also includes non-qualified stock options to purchase 70,000 shares at

         $6.00 per share, 50,000 shares at $6.563, 75,000 shares at $8.625 per share, 50,000 shares at $5.625 per share and 50,000 shares at $7.875 per share.

(4) The Company is relying on information provided by Dimensional Fund Advisors Inc. in a Schedule 13G filed with the Securities and Exchange Commission (the "SEC") on February 12, 1997. According to such Schedule 13G, Dimensional Fund Advisors Inc. has the sole power to dispose of all 379,250 shares reported, but has the sole power to vote only 265,700 of such shares.

(5) The Company is relying on information provided by Heartland Advisors, Inc. in a Schedule 13G filed with the SEC on February 14, 1997.


                        SECURITY OWNERSHIP OF MANAGEMENT

         The following table shows the total number of shares of Common Stock (the only class of outstanding equity securities of the Company) and the percentage of the outstanding Common Stock beneficially owned, as of September 2, 1997 (except as noted below), by the Chief Executive Officer, by each of the Company's four most highly compensated executive officers other than the Chief Executive Officer who were serving as executive officers at the end of fiscal year 1997 and by an individual who served as an executive officer of the Company for a portion of fiscal year 1997 only (collectively, the "Named Executive Officers") individually, by each director individually and by directors and executive officers of the Company as a group:

             Name of                   Beneficial Ownership        Percent of Shares
         Beneficial Owner                   (1)(2)(3)              Beneficially Owned
         ----------------              --------------------        ------------------
          Glen S. Bolander                  672,868 (4)                   9.57%
          Eric H. Beringause                  7,758 (5)                       *
          Michael J. Cannon                  24,060 (6)                       *
          Daniel J. Kinsella                 24,275 (7)                       *
          Michael A. Parent                   6,456 (8)                       *
          Thomas J. Tatoian                  13,458 (9)                       *
          Ronald K. Zuckerman               183,634(10)                   2.73%
          Charles H. Perlman                121,320(11)                   1.78%
          Roger L. Weston                   106,444(12)                   1.56%
          All directors and
          executive officers
          as a group (10 persons)         1,161,573(13)                  16.11%


*        Less than 1%.

(1) All shares are subject to the named person's sole voting and investment power, except as set forth in the footnotes below.

(2) Includes all stock options held by the named persons provided such options are currently vested or will vest within sixty (60) days.

(3) Does not include any shares beneficially owned by the adult children of such persons. Includes shares held in joint tenancy with certain family members who share voting and investment power.

(4) See footnote (3) to the table entitled "Security Ownership of Certain Beneficial Owners" for additional information regarding beneficial ownership by Mr. Bolander.

(5) Reflects stock ownership as of May 21, 1997, the effective date of the termination of Mr. Beringause's employment with the Company. Includes 1,000 shares owned directly by Mr. Beringause and 2,638 shares owned by the Grist Mill Co. Employees Retirement Savings Plan and Trust for the benefit of Mr. Beringause. Includes non-qualified stock options to purchase 120 shares at $9.00 per share and 4,000 shares at $9.625 per share.

(6) Includes 16,020 shares owned directly by Mr. Cannon. Also includes non-qualified stock options to purchase 880 shares at $7.00 per share, 900 shares at $6.25 per share, 4,000 shares at $9.75 per share, 680 shares at $9.00 per share, 1,200 shares at $5.50 per share and 380 shares at $5.00 per share.

(7) Includes 9,352 shares owned directly by Mr. Kinsella and 1,763 shares owned by the Grist Mill Co. Employees Retirement Savings Plan and Trust for the benefit of Mr. Kinsella. Also includes non-qualified stock options to purchase 2,400 shares at $7.00 per share, 2,160 shares at $6.25 per share, 6,000 shares at $9.75 per share, 920 shares at $9.00 per share, 1,200 shares at $5.50 per share and 480 shares at $5.00 per share.

(8) Includes 1,500 shares held directly by Mr. Parent and 1,516 shares owned by the Grist Mill Co. Employees Retirement Savings Plan and Trust for the benefit of Mr. Parent. Also includes non-qualified stock options to purchase 1,200 shares at $7.00 per share, 1,200 shares at $6.25 per share, 640 shares at $9.00 per share and 400 shares at $5.00 per share.

(9) Includes 7,370 shares owned directly by Mr. Tatoian and 6,088 shares owned by the Grist Mill Co. Employee Retirement Savings Plan and Trust for the benefit of Mr. Tatoian

(10) Includes 170,938 shares held directly by Mr. Zuckerman. Also includes 2,696 shares owned by the Grist Mill Co. Employees Retirement Savings Plan and Trust for the benefit of Mr. Zuckerman and 10,000 shares owned by Mr. Zuckerman's spouse. Mr. Zuckerman disclaims beneficial ownership of the securities owned by his spouse.

(11) Includes 36,320 shares owned beneficially by Mr. Perlman's spouse, Mira Perlman, 5,000 shares in trust for Mr. Perlman's children and 5,000 shares in an individual retirement account. Mr. Perlman disclaims beneficial ownership with respect to 41,320 of such shares. Includes non-qualified stock options to purchase 15,000 shares at $7.125 per share, 15,000 shares at $6.25 per share, 15,000 shares at $9.375 per share, 15,000 shares at $6.25 per share and 15,000 shares at $6.50 per share. Such options are held by Mr. Perlman for the benefit of Mr. Perlman and his partners in the law firm of Barack, Ferrazzano, Kirschbaum & Perlman. Accordingly, Mr. Perlman disclaims beneficial ownership of all but 5,443 of the shares represented by such options.

(12) Includes 31,444 shares held directly by Mr. Weston. Also includes non-qualified stock options to purchase 15,000 shares at $7.125 per share, 15,000 shares at $6.25 per share, 15,000 shares at $9.375 per share, 15,000 shares at $6.25 per share and 15,000 shares at $6.50 per share.

(13) Includes non-qualified stock options to purchase 474,560 shares at prices ranging from $5.00 per share to $9.75 per share.


      COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC") and the National Association of Securities Dealers. Officers, directors and "greater than ten percent" stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms so filed.

         Based solely on review of the copies of such forms furnished to the Company for the period beginning on June 1, 1996 and ending on May 31, 1997 and written representations from certain reporting persons that no Forms 5 were required to be filed, all Section 16(a) filing requirements applicable to the Company's officers, directors and "greater than ten percent" stockholders were met.

                             EXECUTIVE COMPENSATION

         Set forth below is information concerning the annual and long-term compensation for services in all capacities to the Company for the fiscal years ended May 31, 1997, 1996 and 1995, of those persons who were, at May 31, 1997, the Chief Executive Officer and the Named Executive Officers:

                                              SUMMARY COMPENSATION TABLE

                                                                                       Long Term
                                                      Annual Compensation             Compensation
                                           --------------------------------------     ------------
                                                                     Other Annual                     All Other
                                                                     Compensation        Options     Compensation
Name and Principal Position         Year    Salary($)    Bonus($)       ($)(1)            (#)(2)        ($)(3)
-----------------------------------------------------------------------------------------------------------------
Glen S. Bolander, Chief             1997    $399,000     $150,000      $   500            70,000       $37,376(4)
 Executive Officer and President    1996     385,900      125,000         1500            50,000        37,653(4)
                                    1995     387,500      130,000          750            75,000        38,185(4)

Eric H. Beringause                  1997    $155,000     $ 20,168      $    -0-               -0-      $54,500(7)
 Vice President, Marketing(5)       1996     151,200       17,100       37,000(6)          5,900         1,066
                                    1995      34,600       30,100           -0-           10,600           190

Michael J. Cannon, Vice             1997    $129,100     $ 24,618      $   500             9,100       $ 1,395
 President, Sales                   1996     116,600       13,400          500             7,900         1,746
                                    1995     105,800       39,700           -0-           11,700         1,708

Daniel J. Kinsella, Vice            1997    $133,400     $ 25,722      $    -0-            9,500       $ 2,557
 President, Chief Financial         1996     119,000       12,900           -0-            8,400         2,709
 Officer, Treasurer and Secretary   1995     109,000       39,900           -0-           12,300         2,490

Michael A. Parent,                  1997    $ 91,200     $ 17,942      $    -0-            8,700       $ 1,744
 Vice President, Operations         1996      78,800        4,900           -0-            2,000            -0-
                                    1995      70,900       16,700           -0-            1,600            -0-

Thomas J. Tatoian                   1997    $119,067     $    -0-      $   500                -0-      $ 3,299
 Vice President, Manufacturing      1996     120,777        4,873          550                -0-        2,841
                                    1995     110,900       31,800          550             7,000         2,550


(1) Represents amounts reimbursed during the fiscal year for the payment of income tax preparation.

(2) Awarded during the fiscal year shown or in July or August of the following fiscal year based on performance in the fiscal year shown. All such options have an exercise price equal to the last bid price per share of the Company's Common Stock on the date of grant as reported on the National Association of Securities Dealers, Inc. Automated Quotation System.

(3) Represents amounts contributed by the Company to the Grist Mill Employees Retirement Savings Plan and Trust and amounts paid by the Company in premiums for life insurance coverage except with respect to Mr. Beringause.

(4) Includes a premium of $36,000 paid for a life insurance policy under a split-dollar arrangement whereby the Company will recoup the premium and Mr. Bolander will accrue earnings from the policy.

(5) Mr. Beringause joined the Company in February 1995. His employment with the Company terminated effective as of May 21, 1997.

(6) Includes $30,600 reimbursed to Mr. Beringause for moving expenses. Also includes $6,400 representing a gross up for income tax purposes.


(7) Represents amounts paid to Mr. Beringause with respect to the termination of his employment with the Company.

         Shown below is further information on grants of stock options pursuant to the Company's Non-Qualified Stock Option Plan, as amended, during or pertaining to the fiscal year ended May 31, 1997, to the Named Executive Officers who are set forth in the Summary Compensation Table above. No stock appreciation rights have ever been granted.

                    OPTION GRANTS WITH RESPECT TO FISCAL YEAR ENDED MAY 31, 1997

                                           INDIVIDUAL GRANTS
                       --------------------------------------------------------
                                                                                   POTENTIAL REALIZABLE VALUE
                                                                                   AT ASSUMED ANNUAL RATES OF
                                        % OF TOTAL                                  STOCK PRICE APPRECIATION
                         OPTIONS      OPTIONS GRANTED   EXERCISE OR                     FOR OPTION TERM(3)
                         GRANTED      TO EMPLOYEES IN   BASE PRICE    EXPIRATION   ---------------------------
        NAME              (#)(1)       FISCAL YEAR(2)     ($/Sh)         DATE          5%            10%
--------------------------------------------------------------------------------------------------------------
Glen S. Bolander         70,000           46.67%           $6.00       10/28/03    $  128,923    $ 297,421

Eric H. Beringause          -0-              -0-           -0-           --            -0-          -0-

Michael J. Cannon         9,100            6.07%          $6.875       01/31/03     $  19,204    $  44,303

Daniel J. Kinsella        9,500            6.33%          $6.875       01/31/03     $  20,048    $  46,251

Michael A. Parent         8,700            5.80%          $6.875       01/31/03     $  18,360    $  42,356

Thomas J. Tatoian           -0-              -0-            -0-           --           -0-          -0-


(1) All of these options were granted in July 1997 (with the exception of Mr. Bolander's options which were granted in April 1997) based upon the performance of the Named Executive Officers for the fiscal year ended May 31, 1997. With respect to the other Named Executive Officers, the option grants vest according to the following schedule: one-fifth at the one-year anniversary of the grant date, an additional one-fifth at the two-year anniversary, an additional one-fifth at the three-year anniversary, an additional one-fifth at the four year anniversary and the remainder at the four-year eleven-month anniversary of the grant date.

(2) With respect to performance in fiscal year 1996-97, as of July 1997, a total of 150,000 options were granted to employees of the Company, including the Named Executive Officers. In addition, 30,000 options were granted to the non-employee directors of the Company.

(3) The "potential realizable value" shown represents the potential gains based on annual compound stock price appreciation of 5% and 10% from the date of grant through the full five- and 1/2-year option term. The amounts given represent assumed rates of appreciation only. Actual gains, if any, on option exercises will depend on future performance of the Company's Common Stock and overall stock market conditions. There can be no assurance that the amounts reflected in this table will be achieved.

         Set forth below is information with respect to the unexercised options to purchase the Company's Common Stock granted in fiscal year 1996-97 and prior years under the Company's Non-Qualified Stock Option Plan, as amended, to the Named Executive Officers and held by them at May 31, 1997. A total of 10,930 options were exercised by the Named Executive Officers during fiscal year 1996-97.

               AGGREGATE OPTION EXERCISES DURING FISCAL YEAR ENDED
             MAY 31, 1997 AND VALUE OF OPTIONS HELD AT MAY 31, 1997

                                                                                  VALUE OF UNEXERCISED
                            SHARES                    NUMBER OF UNEXERCISED      IN-THE-MONEY OPTIONS AT
                         ACQUIRED ON      VALUE     OPTIONS AT MAY 31, 1997(#)    MAY 31, 1997 ($)(1)
         NAME            EXERCISE(#)   REALIZED($)  EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE
------------------------ -----------   -----------  -------------------------   -------------------------
Glen S. Bolander               -0-       $  -0-               325,000/0                 $123,125/$0

Eric H. Beringause             -0-       $  -0-            4,120/12,260                   $0/$7,588

Michael J. Cannon            4,080       $4,080           10,290/14,160               $4,649/$8,095

Daniel J. Kinsella           2,770       $3,000           16,310/14,140              $6,221/$15,281

Michael A. Parent              -0-       $  -0-             5,090/3,660               $2,819/$2,900

Thomas J. Tatoian            4,080       $3,695             7,680/7,320               $3,475/$1,150


(1) "Value" has been determined based upon the difference between the per share option exercise price and the last bid price per share of the Company's Common Stock reported on the National Association of Securities Dealers, Inc. Automated Quotation system at the date of exercise or May 31, 1997, as applicable.


REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

         The Compensation Committee of the Board of Directors (the "Committee") is composed of independent outside directors, Messrs. Perlman and Weston. The Committee is responsible for administering the policies which govern annual executive compensation. Following review and approval by the Committee, all issues pertaining to executive compensation are submitted to the full Board of Directors for approval.

         OBJECTIVES OF EXECUTIVE COMPENSATION. The Company maintains the philosophy that compensation of its executive officers and others shall be directly and materially linked to operating performance. To achieve this linkage, a significant portion of executive compensation includes bonuses and stock options that are granted on the basis of the Company's performance. Thus, while annual salary increases are determined in light of the Company's general performance, as well as the personal performance of the executive officers, annual bonuses are more closely tied to the Company's actual economic performance during the particular fiscal year in question.

         Stock options are granted to the executive officers under the provisions of the Company's Non-Qualified Stock Option Plan. Stock options are granted to provide additional incentive to improve stockholder value over the long-term and to encourage and facilitate executive stock ownership. Stock options are granted at the market price of the Common Stock at the date of grant to ensure that executives can only be rewarded for appreciation in the price of the Common Stock when the Company's stockholders are similarly benefited. The Committee determines, on an annual basis, those executives who will receive stock option grants and size of such grants awarded.

         COMPENSATION COMMITTEE PROCEDURES. The Committee annually evaluates the personal performance of the Chief Executive Officer of the Company as well as the Company's performance. The Committee also compares the compensation of the Chief Executive Officer over the preceding four fiscal years to the executive compensation of other Midwest public companies. Finally, the Committee analyzes the compensation history of the Chief Executive Officer over the preceding four fiscal years. Personal performance can include such qualitative factors as organizational and management development exhibited from year to year. The compensation of the remaining executive officers of the Company, including the other Named Executive Officers, is recommended by Mr. Bolander. Increases in base salary are determined primarily by performance -- both that of the Company and that of each executive officer. The achievement of corporate and business unit financial and strategic goals are considered as well as individual performance, including managerial effectiveness, teamwork, leadership and innovation.

         Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the deductibility on the Company's tax return of compensation over $1 million to the Chief Executive Officer and any of the Named Executive Officers of the Company unless, in general, the compensation is paid pursuant to a plan which is performance-related, non-discretionary and has been approved by the Company's stockholders. The Committee's policy with respect to Section 162(m) is to make reasonable efforts to ensure that compensation is deductible to the extent permitted while simultaneously providing Company executives with appropriate rewards for their performance.

         COMPENSATION OF THE CHIEF EXECUTIVE OFFICER. The annual base salary for the Company's Chief Executive Officer, Glen S. Bolander was $399,000 for fiscal year 1996-97, which represented an increase of approximately 3% (or $13,100) from the prior fiscal year. Mr. Bolander's annual base salary and the increase thereto was based on the Company's performance during fiscal year 1995-96, and Mr. Bolander's performance in relation to the Company's operations and executive compensation for past years. Mr. Bolander was awarded a cash bonus of $150,000 with respect to fiscal year 1996-97, and he was granted options to purchase 70,000 shares of Common Stock at the market price at the time of grant ($6.00 per share). The Committee determined the number of options granted to Mr. Bolander and his cash bonus in light of his contributions to the Company and performance for fiscal year 1996-97.

         SUBMITTED BY THE COMPENSATION COMMITTEE:

         Charles H. Perlman                 Roger L. Weston


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         Mr. Bolander made recommendations to the Company's Board of Directors regarding the compensation of the executive officers of the Company, other than compensation decisions with respect to himself. Mr. Bolander is an officer of the Company and its wholly-owned subsidiary, Grist Mill Confections, Inc. Mr. Zuckerman serves as a director and on the compensation committee of GreatBanc, Inc., of which Mr. Weston is the Chairman of the Board, Chief Executive Officer and President. Mr. Perlman serves as a director and on the compensation committee of the Company as well as on the compensation committee of GreatBanc, Inc. Mr. Weston serves as a director and on the compensation committee of the Company and on the compensation committee of GreatBanc, Inc.


EMPLOYMENT CONTRACTS

         GLEN S. BOLANDER. The Company entered into an employment agreement with Mr. Bolander on January 10, 1990, which provides that Mr. Bolander will not compete with the Company or its subsidiaries during his employment with the Company and for an additional 12 month period thereafter. The agreement also provides that, upon Mr. Bolander's death or disability, he or his estate will receive an amount equal to his then last annual salary. If Mr. Bolander desires to terminate his employment, he must give the Company three months' prior notice and will receive no severance; however, if he desires to terminate his employment within one year after a change of control of the Company, Mr. Bolander will receive an amount equal to one and one-half times his then last annual salary and bonus as severance. Additionally, if Mr. Bolander is terminated within one year after a change of control of the Company, with or without cause, he will receive an amount equal to three times his then last annual salary and bonus as severance. If Mr. Bolander is terminated within two years after a change of control of the Company, with or without cause, he will receive an amount equal to two times his then last annual salary and bonus as severance. If Mr. Bolander is terminated within three years after a change of control of the Company, with or without cause, he will receive an amount equal to his then last annual salary and bonus as severance. The employment agreement was amended in October 1993 to provide that upon any termination of Mr. Bolander, the Company shall continue to be obligated to make the payments required by the Split Dollar Life Insurance Agreement described below.

         The Company entered into a Split Dollar Life Insurance Agreement with Mr. Bolander on November 2, 1993 whereby the Company agreed to pay on behalf of a trust established for the benefit of Mr. Bolander eight annual premiums of $36,000 each on a life insurance policy on the life of Mr. Bolander in the face amount of $1,000,000. The

Company has a claim to the cash surrender value (or the proceeds of the policy upon the death of Mr. Bolander) for the amount of its full contribution.

         RONALD K. ZUCKERMAN. The Company entered into an employment agreement with Mr. Zuckerman effective June 1, 1994 and amended June 3, 1997, for a term ending May 31, 2001. The agreement, as amended, provides for an annual salary of $144,000 through May 31, 1998, and an annual salary of $75,000 from June 1, 1998 through the end of the term. In addition, Mr. Zuckerman is entitled to such bonus and other benefits as may be determined by the Company's Board of Directors. The agreement provides that, upon the death or disability of Mr. Zuckerman, he or his estate will receive an aggregate amount equal to his annual salary at such time, payable in 12 equal monthly installments. The agreement provides that Mr. Zuckerman will not compete with the Company or its subsidiaries during his employment with the Company and for an additional 12 months thereafter.


EMPLOYEE BENEFIT PLANS

         To provide stockholders with additional information regarding the plans under which the Named Executive Officers have received compensation, the following is a summary of the Grist Mill Employees Retirement Savings Plan and Trust (the "Retirement Plan") and the Grist Mill 1986 Non-Qualified Stock Option Plan (the "Non-Qualified Plan").

         RETIREMENT PLAN. The Retirement Plan, in effect since 1986, was formally approved by the stockholders at the 1991 Annual Meeting. Employees are eligible to participate in the Retirement Plan when they are 21 years of age and have completed one full year of service. Employees may make annual pre-tax contributions to the Retirement Plan of up to 15% of their annual salaries or wages. The Company makes a matching contribution of 30% on up to the first 7% of each employee's annual salary and wages. All matching contributions are automatically 100% vested when contributed. Each year the Board of Directors, at its discretion, determines what amount, if any, the Company will make as a profit sharing contribution to the Retirement Plan. Although to date the Company has made no profit sharing contributions, a profit sharing contribution, if made, would be allocated to the accounts of individual employees meeting certain minimum service criteria for the fiscal year, based on a formula which takes into account total years of service and total compensation. Profit sharing contributions would continue to vest fully upon the completion of five years of service. The sum of annual salary deferrals, matching contributions and profit sharing allocations per individual may not exceed the lesser of $30,000 or 25% of the individual's annual wages or salary.

         The Retirement Plan is a defined contribution plan intended to qualify under Section 401(a) of the Internal Revenue Code and contains a deferred feature intended to qualify under Section 401(K) of the Internal Revenue Code. Benefits may be paid out in the event of the retirement, disability, death or termination of employment of an employee.

         NON-QUALIFIED STOCK OPTION PLAN. In November 1986 the Company adopted the Non-Qualified Plan to provide incentives for certain key employees or other persons to exert maximum efforts towards the success of the Company, and also to help attract and retain personnel of the highest quality. All employees, officers, directors or consultants of the Company, its parent and subsidiaries are eligible to participate in the Non-Qualified Plan. The term of the Non-Qualified Plan expires on November 1, 2001. The Company has reserved 2,500,000 shares of Common Stock for issuance under the Non-Qualified Plan.

         Effective June 5, 1997, the Board of Directors have assumed the administration of the Non-Qualified Plan from the Committee. The Board of Directors (previously the Committee) is responsible for determining which of the eligible persons shall be granted options, the manner and time of exercise of such options and the exercise price of the options. Mr. Bolander then recommends the number of options to be granted to each individual. Members of the Committee are now eligible for discretionary grants under the Non-Qualified Plan.

         Options must be exercised in accordance with the Non-Qualified Plan and terms set by the Committee. Each option terminates if not exercised by the exercise date set by the Committee. Unless otherwise specified when the option is granted, options granted to an employee who ceases to become an employee terminates in the following manner. If the cessation is due to death, the options must be exercised by the decedent's beneficiary within one year from date of death. If the cessation of employment is due to permanent disability, the option must be exercised within one year. If the cessation of employment is due to any other reason, the option terminates at the end of three months.

         Unless otherwise specified when the option is granted, options are not transferable except by will or by the laws of descent and distribution, and options may be exercised only by the person granted the option during that person's lifetime.

         The Non-Qualified Plan is not covered by the Employees Retirement Income Security Act (ERISA). The Non-Qualified Plan is not qualified under
Section 401 of the Internal Revenue Code. Generally, there will be no federal tax consequences to the Company or the recipient of the options at the time the options are granted. When options are exercised, the Company incurs a "business expense" federal income tax deduction equal to the difference, if any, between the fair market value of each option on the exercise date and the option exercise price. On exercise, the recipient of the options will have reportable ordinary income equal to the difference, if any, between the fair market value of the options on the exercise date and the option exercise price.


PERFORMANCE GRAPH

         The graph set forth below depicts total cumulative shareholder return and assumes $100 invested on May 31, 1992 in the Company's Common Stock, the Standard & Poors ("S&P") Foods Index and the NASDAQ Stock Market--U.S. Index for the period of the Company's last five fiscal years (May 31, 1992=100). The S&P Foods Index is composed of 13 of the largest publicly traded food companies in the United States. The graph assumes all dividends are reinvested.


                              [PLOT POINTS GRAPH]

Research
                                                     Total Return - Data Summary

                                      GRST

                                             Cumulative Total Return
                                     ---------------------------------------
                                     5/92   5/93   5/94   5/95   5/96   5/97

GRIST ML CO                   GRST    100    164     98    173    122    124

NASDAQ STOCK MARKET (U.S.)    INAS    100    120    127    151    219    246

S & P FOODS                   IFOO    100    105    104    131    155    204



                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         The law firm of Barack, Ferrazzano, Kirschbaum & Perlman, of which Charles H. Perlman is a partner, was engaged from time to time to represent the Company in legal matters. For these services, the firm was paid legal fees and expenses of approximately $244,000 during the fiscal year ended May 31, 1997.


                               DIRECTORS MEETINGS

         During the fiscal year ended May 31, 1997, the Board of Directors held six meetings, each of which was attended by all directors. The Board of Directors also conducted business by unanimous written consent on 17 occasions.

The Company has a standing audit committee and a standing compensation committee. The audit committee, consisting of Messrs. Perlman and Weston, reviews and monitors the accounting policies and control procedures of the Company, recommends the engagement of the independent accountants and reviews the scope of the audit. The audit committee met five times during the last fiscal year, with both Messrs. Perlman and Weston present at each such meeting. The compensation committee, consisting of Messrs. Perlman and Weston, met once in the 1996-97 fiscal year, with both Messrs. Perlman and Weston in attendance.


                             APPOINTMENT OF AUDITORS

         The Board of Directors has selected Ernst & Young, LLP, independent certified public accountants, as auditors to examine the financial statements of the Company for the current fiscal year and to perform other appropriate accounting services. Ernst & Young, LLP has examined the financial statements of the Company for the past 15 fiscal years.

         Representatives of Ernst & Young, LLP will be present at the annual meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.


                              STOCKHOLDER PROPOSALS

         Stockholder proposals intended to be presented at the 1998 Grist Mill Co. Annual Meeting and recommendations for election to the Company's Board of Directors must be received by the Company in writing, no later than May 18, 1998, in order to be considered for inclusion in the 1998 Proxy Statement. Any such proposal or recommendation should be sent to the attention of the Secretary of Grist Mill Co. at 21340 Hayes Avenue, P.O. Box 430, Lakeville, Minnesota 55044-0430.

                                  OTHER MATTERS

         The Board of Directors is not currently aware of any other matters to be presented for action at the meeting. If any other matters properly come before the meeting, it is the intention of the persons named as proxies in the accompanying proxy form to vote in their discretion all shares represented by validly executed proxies.

         Your cooperation in reviewing the material contained herein and in promptly returning your executed proxy will be appreciated.

                                   By Order of the Board of Directors



                                   Daniel J. Kinsella
                                   Secretary

September 15, 1997

                                 GRIST MILL CO.

          PROXY FOR ANNUAL MEETING OF STOCKHOLDERS ON OCTOBER 29, 1997
                  SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned appoints Charles H. Perlman, Ronald K. Zuckerman, or either of them, with full powers of substitution, as proxies of the undersigned, with the authority to vote upon and act with respect to all shares of stock of Grist Mill Co. (the "Company"), which the undersigned is entitled to vote, at the Annual Meeting of Stockholders of the Company, to be held at the Holiday Inn Burnsville, 14201 Nicollet Avenue South, Burnsville, Minnesota 55337, commencing Wednesday, October 29, 1997, at 2:00 p.m., and at any and all adjournments thereof, with all the powers the undersigned would possess if then and there personally present, and especially (but without limiting the general authorization and power hereby given) with the authority to vote on the following:

     ITEM 1. Election of four directors:

     |_| FOR ALL NOMINEES (except as marked  |_| WITHHOLD AUTHORITY
         to the contrary on the line below)      to vote for all nominees listed
                                                 below
     Nominees (term, if elected, expires 1998):

     Glen S. Bolander Charles H. Perlman Roger L. Weston Ronald K. Zuckerman

TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE OR NOMINEES, WRITE HIS OR THEIR NAME OR NAMES IN THE SPACE BELOW:

     ___________________________________________________________________________

     ITEM 2. In their discretion, on any and all other matters as may properly come before the meeting.

             AUTHORITY GRANTED                     AUTHORITY WITHHELD
             under this Item 2.                    under this Item 2.
             |_| FOR                               |_| AGAINST

The undersigned hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to said stock and hereby ratifies and confirms all that the proxies named herein and their substitutes, or any of them, may lawfully do by virtue hereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS SPECIFIED HEREIN. IF THIS PROXY DOES NOT INDICATE A CONTRARY CHOICE, IT WILL BE VOTED FOR THE NOMINEES FOR DIRECTOR AS LISTED IN ITEM 1 AND IN THE DISCRETION OF THE PERSONS NAMED AS PROXIES HEREIN WITH RESPECT TO ANY AND ALL MATTERS REFERRED TO IN ITEM 2 ABOVE.

                                       _________________________________________

                                       _________________________________________
                                       Signature of Stockholder

                                       Dated: ____________________________, 1997

NOTE: Please date proxy and sign it exactly as name or names appear above. All joint owners of shares should sign. State full title when signing as executor, administrator, trustee, guardian, et cetera. Please return signed proxy in the enclosed envelope.